EXHIBIT 99.1

News Release	For Release Aug. 1, 2007
CONTACTS:	6 a.m. Eastern Time
Patty Frank, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685
Kendle Delivers Record Net Service Revenues and
Business Authorizations for Second Quarter 2007, Updates Guidance for Full Year
•	Record net service revenues of $97.8 million, up 58% over second quarter 2006

•	Second quarter EPS of $0.29 (GAAP) and $0.34 (proforma)

•	Second quarter operating margin of 11.1% (GAAP) and 12.2% (proforma)

•	Total business authorizations of $758 million, a record Company high
CINCINNATI, Aug. 1, 2007 — Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported financial results for second quarter 2007.
Net service revenues for second quarter 2007 were $97.8 million, an increase of 58 percent over net service revenues of $62.1 million for second quarter 2006. Net income per diluted share of $0.29 for second quarter 2007 includes a charge for amortization of acquired intangibles related to the August 2006 acquisition of the Phase II-IV clinical services business of Charles River Laboratories International, Inc. Excluding this amount, which is detailed in the Condensed Consolidated Statements of Income, earnings per share (EPS) for second quarter 2007 was $0.34 per diluted share. Interest expense in the second quarter was approximately $4.3 million (or about $0.18 per diluted share), primarily related to debt incurred to finance the Charles River Clinical Services acquisition, compared to interest expense of $51,000 in second quarter 2006. EPS for second quarter 2006 was $0.29 per diluted share.
Income from operations for second quarter 2007 was approximately $10.9 million. Excluding the amortization charge referenced above, proforma income from operations was approximately $11.9 million, or 12.2 percent of net service revenues, compared to income from operations of approximately $6.4 million in second quarter 2006. Net income was approximately $4.3 million in both the second quarter of 2007 and 2006. Net service revenues by geographic region for the second quarter were 50 percent in North America, 42 percent in Europe, 5 percent in Latin America and 3 percent in the Asia/Pacific region. The top five customers based on net service revenues accounted for 28 percent of net service revenues for second quarter 2007 compared to 29 percent of net service revenues for second quarter 2006.
New business awards were $165 million for second quarter 2007, which represents a 96 percent increase over the same quarter last year. Contract cancellations for the quarter were approximately $13 million. Total business authorizations, which consist of signed backlog and verbally-awarded business, totaled $758 million at June 30, 2007, up 8 percent from March 31, 2007.
“Kendle delivered a strong performance for the second quarter,” commented Chairman and Chief Executive Officer Candace Kendle, PharmD. “Revenues, backlog and new business awards were all record highs, demonstrating the continued strength of our growing global organization. Our ability to build strategic relationships is being increasingly recognized as a key differentiator, with Kendle recently being named the

‘Top CRO to Work With’ in the Thomson CenterWatch 2007 survey of U.S. investigative sites.”
Dr. Kendle continued, “Our completion of the recent convertible note offering further enhances our financial position. Kendle has never been stronger and we look forward to the remainder of 2007 with great confidence.”
Reimbursable out-of-pocket revenues and expenses were $41.4 million for second quarter 2007 compared to $19.8 million in the same quarter a year ago.
Cash flow from operations for the quarter was a positive $9.9 million. Cash and marketable securities totaled $25.1 million, including $1.0 million of restricted cash. Days sales outstanding in accounts receivable were 42 and capital expenditures for second quarter 2007 totaled $4.3 million.
Net service revenues for the six months ended June 30, 2007, were $193.2 million, an increase of 59 percent over net service revenues of $121.8 million for the six months ended June 30, 2006. Net income per diluted share of $0.57 for the six months ended June 30, 2007, includes a charge for amortization of acquired intangibles related to the August 2006 acquisition of the Phase II-IV clinical services business of Charles River Laboratories International, Inc. Excluding this amount, which is detailed in the Condensed Consolidated Statements of Income, earnings per share (EPS) for the six months ended June 30, 2007, was $0.66 per diluted share. Interest expense in the six months ended June 30, 2007, was approximately $8.7 million (or about $0.37 per diluted share), primarily related to debt incurred to finance the Charles River Clinical Services acquisition, compared to interest expense of $114,000 in the first six months of 2006. EPS for the six months ended June 30, 2006, was $0.62 per diluted share.
Income from operations for the six months ended June 30, 2007, was approximately $23.4 million. Excluding the amortization charge referenced above, proforma income from operations was approximately $25.5 million, or 13.2 percent of net service revenues, compared to income from operations of approximately $13.7 million in the first six months of 2006. Net income for the first six months of 2007 was approximately $8.5 million compared to net income of $9.2 million in the first six months of 2006. Net service revenues by geographic region for the six months ended June 30, 2007, were 50 percent in North America, 43 percent in Europe, 4 percent in Latin America and 3 percent in the Asia/Pacific region. The top five customers based on net service revenues accounted for 26 percent of net service revenues for the first half of 2007 compared to 30 percent of net service revenues for the first half of 2006.
Cash flow from operations for the six months ended June 30, 2007, was a positive $24.4 million. Capital expenditures for the six-month period totaled $7.4 million.
Kendle also updated full-year 2007 guidance. Net service revenue guidance for the full-year 2007 remains in the previously-provided range of $400 to $420 million with revenues expected to be at the lower end of this range. Operating margin on both a GAAP and proforma basis remains unchanged from previous guidance and is expected to be between 12 and 14 percent and 13 and 15 percent, respectively. Kendle now expects GAAP EPS in the range of $1.32 to $1.52, which represents an $0.18 reduction primarily related to the non-cash charge of the write-off of term debt financing fees. The write-off of financing fees results from the debt payments made in July with proceeds from the convertible note offering. The Company has increased its guidance for proforma EPS (excluding the financing fee write-off as well as the intangible amortization from the Charles River Clinical Services acquisition) by $0.04 from previously-issued guidance and now projects proforma EPS to be in the range of $1.72 to $1.92.
Kendle will host its second quarter conference call on Aug. 1, 2007, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on Aug. 31, 2007.
About Kendle
Kendle International Inc. (Nasdaq: KNDL) is among the world’s leading global clinical research organizations and is the fourth-largest provider of Phase II-IV clinical development services worldwide. We deliver innovative and robust clinical development solutions — from first-in-human studies through market launch and surveillance — to help the world’s biopharmaceutical companies maximize product life cycles and grow market share.
Our global clinical development business is focused on five regions — North America, Europe, Asia/Pacific, Latin America and Africa — to meet customer needs. With the expertise of our more than 3,000 associates worldwide, Kendle has conducted clinical trials and provided regulatory and pharmacovigilance services in more than 80 countries. The company was named the “Top CRO to Work With” in the Thomson CenterWatch 2007 survey of U.S. investigative sites.
Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 1200, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.
Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company’s business, are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company’s ability to manage growth and to continue to attract and retain qualified personnel, the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, the Company’s ability to penetrate new markets, the fixed price nature of contracts and cost overruns, the loss, cancellation or delay of contracts or amendments thereto, the ability to maintain existing customer relationships or enter into new ones, the Company’s sales cycle, the effects of exchange rate fluctuations, risks related to non-US operations and other factors described in the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of Aug. 1, 2007. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Kendle International Inc.
Condensed Consolidated Statement of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net service revenues	$97,802	$62,086	$193,241	$121,839
Reimbursable out-of-pocket revenues	41,384	19,835	78,498	37,277

Total revenues	139,186	81,921	271,739	159,116

Costs and expenses:
Direct costs	51,544	33,956	100,943	64,780
Reimbursable out-of-pocket costs	41,384	19,835	78,498	37,277
Selling, general and administrative expenses	31,748	19,956	61,741	39,841
Depreciation and amortization	3,631	1,778	7,189	3,544

Total costs and expenses	128,307	75,525	248,371	145,442

Income from operations	10,879	6,396	23,368	13,674

Other income (expense):
Interest expense	(4,328)	(51)	(8,672)	(114)
Interest income	457	629	767	1,180
Other	(424)	(166)	(2,312)	(394)

Income before income taxes	6,584	6,808	13,151	14,346

Income taxes	2,252	2,518	4,616	5,157

Net income	$4,332	$4,290	$8,535	$9,189

Income per share data:
Basic:

Net income per share	$0.30	$0.30	$0.59	$0.64

Weighted average shares outstanding	14,477	14,329	14,458	14,254

Diluted:

Net income per share	$0.29	$0.29	$0.57	$0.62

Weighted average shares outstanding	14,858	14,817	14,855	14,754

Reconciliation of adjusted income from operations:

Income from operations	10,879	6,396	23,368	13,674
Additional study services	—	1,513	—	1,513
Amortization of acquired intangibles	1,043	—	2,086	—

Adjusted income from operations (1)	11,922	7,909	25,454	15,187

Reconciliation of adjusted net income:

Net income	4,332	4,290	8,535	9,189
Additional study services (net of tax)	—	961	—	961
Amortization of acquired intangibles	662	—	1,324	—

Adjusted net income (1)	4,994	5,251	9,859	10,150

Adjusted net income per share (1)
Basic	$0.34	$0.37	$0.68	$0.71
Diluted	$0.34	$0.35	$0.66	$0.69

(1)	Each of the “adjusted income operations,” “adjusted net income,” and “adjusted net income per share” (i) are measures of performance that are not required by, or presented in accordance with, GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of GAAP results.

Kendle International Inc.
Selected Balance Sheet Information
(In thousands)
(Unaudited)

	June 30, 2007	December 31, 2006

Cash, cash equivalents and marketable securities (including restricted cash)	$25,148	$22,312
Net Receivables	65,129	60,253
Bank borrowings	183,500	199,500